UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2007

SOLITARIO RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	0-05602 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code: Registrant's facsimile number, including area code:	(303) 534-1030 (303) 534-1809

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01(a)	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pedra Branca Earn-In

As of September 30, 2007, Solitario Resources Corporation (the "Company") determined that Anglo Platinum Brasil, S.A., ("APB") a wholly-owned subsidiary of Anglo Platinum Limited ("Anglo Platinum") has completed its earn-in of 15% of the outstanding shares of Solitario's previously 100%-owned subsidiary, Pedra Branca do Brasil Mineracao, S.A. (PBM) pursuant to a Shareholders' Agreement between the Company and APB. PBM is the owner of all claims and concessions relating to the Company's Pedra Branca Project located in Ceara State in north-eastern Brazil. The Shareholders' Agreement was signed on April 24, 2007 and called for APB to earn a 15% interest in PBM upon completing a total of $2.25 million in qualifying expenditures by October 31, 2007. The Company has determined that APB has met its required minimum expenditures as of September 30, 2007 and Solitario now owns 85% of the Pedra Branca Project.

To the date of the signing the Shareholders Agreement, Anglo Platinum had funded approximately $1.25 million in exploration expenditures and subsequently funded the additional $1.0 million in expenditures to earn their 15% interest in PBM. As part of the Shareholders' Agreement, Anglo Platinum may earn a 51% interest in PBM, by spending a total of $7 million on exploration at Pedra Branca by February 28, 2010. Anglo Platinum can earn an additional 9% interest in PBM (for a total of 60%) by either (i) completing a bankable feasibility study or (ii) spending an additional $10.0 million on exploration or development. Anglo Platinum can also earn an additional 5% interest in PBM (for a total of 65%) by arranging for 100% of required financing to put the project into commercial production.

The foregoing description of the Shareholders' Agreement does not purport to be complete and is qualified in its entirety by the Shareholders' Agreement attached as Exhibit 10.1

Votorantim Payment

Solitario Resources Corporation (the "Company" or "Solitario") has issued a press release that during the third quarter of 2007, its wholly-owned subsidiary, Minera Solitario Peru (MSP) received a payment of $100,000, less taxes, pursuant to a Framework Agreement for the Exploration and Potential Development of Mining Properties, (the "Framework Agreement") between Solitario, Minera Bongara, S.A., MSP, and Votorantim Metais - Cajamarquilla S.A. ("Votorantim") related to Solitario's 100% owned Bongara project in Peru.

Solitario recorded the $100,000 payment during the third quarter of 2007 as revenue from joint venture, royalty and property payments in accordance with its accounting policies.

Pursuant to the Framework Agreement, Solitario's and Votorantim's property interests will be held through the ownership of shares in a joint operating company that will hold a 100% interest in the mineral rights and other project assets. Votorantim can earn up to a 70% interest in the joint operating company by funding an initial $1.0 million exploration program, which they have completed as of June 30, 2007, by completing future annual exploration and development expenditures, and by making cash payments of $100,000 on August 15, 2007 and $200,000 on all subsequent annual anniversaries of that date until a production decision is made or the agreement is terminated. The option to earn the 70% interest can be exercised by Votorantim any time after the first year commitment by committing to place the project into production based upon a feasibility study. Additionally, Votorantim, in its sole discretion, may elect to terminate the option to earn the 70% interest at any time. The agreement calls for Votorantim to have minimum annual exploration and development expenditures of $1.5 million in each of years two and three, and $2.5 million in all subsequent years until a minimum of $18.0 million has been expended by Votorantim. Votorantim will act as project operator. Once Votorantim has fully funded its $18.0 million work commitment, it has further agreed to finance Solitario's 30% participating interest through production. Solitario will repay the loan facility through 50% of its cash flow distributions.

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The foregoing description of the Framework Agreement does not purport to be complete and is qualified in its entirety by the Framework Agreement attached as Exhibit 10.2
ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits	Exhibit Description
10.1

Shareholders' Agreement relating to the Pedra Branca Project in Brazil, between Anglo Platinum Brasil, S.A. and Altoro Mineracao, LTDA and Pedra Branca do Brasil Minercao S.A. and Rustenburg Platinum Mines Limited and Solitario Resources Corporation dated April 24, 2007.

10.2

Framework Agreement for the Exploration and Development of Potential Mining Properties, related to Solitario's 100% owned Bongara project in Peru between Minera Bongara S.A., Minera Solitario Peru S.A.C, Solitario Resources Corporation, and Votorantim Metais - Cajamarquilla S.A dated March 24, 2007.

99.1	Solitario Resources Corporation press release regarding Pedra Branca earn-in and Votorantim payment dated October 4, 2007

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

October 4, 2007

Solitario Resources Corporation

By:	/s/ James R. Maronick
James R. Maronick, CFO

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